Exhibit 5.2

[Letterhead of Blank Rome LLP]

September 22, 2010

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as special counsel to Lincoln National Corporation, an Indiana corporation (the “Company”), in connection with the offer and sale by the United States Department of the Treasury (the “Selling Security Holder”) of 13,049,451 warrants (the “Warrants”), representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Company’s common stock, no par value per share, pursuant to the Underwriting Agreement, dated September 16, 2010 (the “Underwriting Agreement”), among the Company, the Selling Security Holder and Deutsche Bank Securities Inc. as representative of the several underwriters identified on Schedule I of the Underwriting Agreement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

As such counsel, we have examined (a) the Company’s Registration Statement on Form S-3 (Registration No. 333-157822) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, and (b) the Prospectus dated March 10, 2009 and the Final Prospectus Supplement dated September 16, 2010 (as so supplemented, the “Prospectus”), filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, relating to the offer and sale by the Selling Security Holder of the Warrants. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Warrants in global form, the Warrant Agreement dated as of September 16, 2010, between the Company and Mellon Investor Services LLC, such records of the Company and its subsidiaries, certificates of officers or other representatives of the Company and of public officials, and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinions, we have relied upon the aforesaid agreements, instruments, certificates, documents and records noted above (including the representations, warranties, covenants and agreements of the Company given in, pursuant to or in connection with the agreements, instruments, certificates, documents and records noted above). We have also relied upon the opinion, dated September 22, 2010 of Stephen E. Rahn, Esquire, Vice President and Associate General Counsel of the Company, that the

Lincoln National Corporation

September 22, 2010

Warrants were duly authorized and issued.

We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated in this letter, we are of the opinion that the Warrants have been duly authorized and issued and constitute valid and binding obligations of the Company enforceable in accordance with their terms.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York.

The opinions expressed in this letter are subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, receivership, moratorium, rearrangement, liquidation, conservatorship and similar laws affecting creditors’ rights and remedies generally; to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ Blank Rome LLP